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                                 EXHIBIT 5.1

                               LEGAL OPINION OF
                    WOMBLE CARLYLE SANDRIDGE & RICE, PLLC

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December 31, 1996



GBC Bancorp, Inc.
165 Nash Street
Lawrenceville, Georgia 30246

Dear Ladies and Gentlemen:

                  We are acting as special counsel to GBC Bancorp, Inc., a Georgia corporation (the "Company"). In such capacity, we have supervised certain proceedings taken by the Company in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (collective, the "Act"), of the offer and sale of a minimum of 650,000 shares and a maximum of 10,000,000 shares (the "Shares") of common stock, $1.00 par value, of the Company.

                  We have examined originals or copies, certified or otherwise identified to our satisfaction, of the documents and corporate records relating to the authorization, issuance and sale of the Shares and have made such other investigation as we have deemed appropriate and relevant in order to furnish the opinion set forth below.

                  This opinion letter is limited by, and is in accordance with the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which Interpretive Standards are attached hereto as Exhibit A and are incorporated in the opinion letter by this reference. Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings assigned to them in the Interpretive Standards.

                  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to questions of fact material and relevant to our opinion, where such facts were not independently verified by us, we have relied, to the extent we deemed such reliance proper, upon certificates or representations of officers and representatives of the Company and appropriate federal, state and local officials.

                  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and when sold, will be validly issued, fully paid and nonaccessible.


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                                                               GBC Bancorp, Inc.
                                                               December 26, 1996
                                                                          Page 2


                  We hereby consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission by the Company in connection with the offer and sale of the Shares.

                  This letter is furnished solely to you and may not be relied upon by any third party.

                                Sincerely yours,

                                WOMBLE CARLYLE SANDRIDGE & RICE, PLLC